Exhibit 99.1

ANADIGICS COMPLETES PUBLIC OFFERING OF

8,625,000 SHARES OF COMMON STOCK

WARREN, N.J.—March 14, 2007—ANADIGICS, Inc. (Nasdaq: ANAD), a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets, announced today that it has completed an underwritten public offering of 8,625,000 shares of its common stock, which includes 1,125,000 shares sold as a result of the underwriters’ exercise of their overallotment option in full at closing. After deducting underwriting discounts and commissions and estimated offering expenses, the Company received approximately $98.8 million in net proceeds from the offering. The Company will use the net proceeds from the offering for general corporate purposes, including capital expenditures.

Credit Suisse acted as the lead manager for the offering. Copies of the prospectus supplement and accompanying prospectus with respect to the offering may be obtained from Credit Suisse, Prospectus Department, One Madison Avenue, New York, New York 10010 (telephone: 212.325.2580) or by faxing requests to 212.325.8057.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD) is a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets. The Company's products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components, which can be sold individually or packaged as integrated radio frequency and front end modules.